UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	March 21, 2007

ThermoEnergy Corporation
(Exact name of registrant as specified in its charter)

Arkansas
(State or other jurisdiction of incorporation)

33-46104-FW	71-00659511
(Commission File Number)	(IRS Employer Identification No.)

124 West Capitol Avenue, Suite 880, Little Rock, Arkansas	72201
(Address of principal executive offices)	(Zip Code)

(501) 376-6477
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 21, 2007, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Martin A. Roenigk.

Pursuant to the Purchase Agreement, on March 21, 2007 we issued and sold to Mr. Roenigk, at face value, our 5% Convertible Promissory Note due March 21, 2013 (the “Maturity Date”) in the principal amount of $750,000 (the “Note”). Mr. Roenigk may elect to convert the Note at any time into shares of our common stock at a price of $0.50 per share. Interest on the outstanding principal amount is payable semi-annually, subject to our right, upon payment of a $2,500 deferral fee, to defer any scheduled interest payment until the Maturity Date. As further consideration to Mr. Roenigk, on March 21, 2007 we issued to him a six-year warrant (the “Warrant”) to purchase an aggregate of 750,000 shares of our common stock at an exercise price equal to the daily volume weighted average price (“VWAP”) per share of our common stock for the 356-day period immediately preceding the date on which the Warrant is exercised, subject to a minimum exercise price of $0.50 per share and a maximum exercise price of $1.00 per share. The Purchase Agreement permits Mr. Roenigk, at his election at any time on or before March 21, 2008, to purchase, on the same terms as the original Note, one or more additional Notes in an aggregate principal amount of up to $750,000 and to receive as additional consideration therefor additional Warrants for the purchase, on the same terms as the original Warrant, of that number of shares of our common stock determined by dividing the principal amount of such additional Note or Notes by $1.00; if Mr. Roenigk exercises this right in full, he will acquire additional $750,000 principal amount of Notes and Warrants for the purchase of 750,000 additional shares of our common stock.

We have agreed that, if we file a registration statement under the Securities Act covering the sale by us or by any other person of shares of our common stock, we will, at Mr. Roenigk’s request, include in such registration the shares issuable upon conversion of the Notes and exercise of the Warrants.

In connection with his purchase of the Note and Warrant, we appointed Mr. Roenigk an Advisory Director of our company. In that capacity, Mr. Roenigk will be entitled to receive notice of, and to attend, every meeting of our Board of Directors, to receive copies of all materials distributed to the members of the Board of Directors, and to participate fully (without the right to vote) in all discussions and deliberations of the Board of Directors, with certain limited exceptions.

The Purchase Agreement is filed herewith as Exhibit 4.1; the form of the Note is filed herewith as Exhibit 4.2; and the form of the Warrant is filed herewith as Exhibit 4.3. The foregoing descriptions of those agreements are qualified in their entirety by reference to such Exhibits.

Item 3.02. Unregistered Sales of Equity Securities

On March 21, 2007, pursuant to the Purchase Agreement described in Item 1.01 above, we issued to Mr. Roenigk the Note and the Warrant described in Item 1.01. The principal amount of, and accrued interest on, the Note is convertible, at any time at the election of the holder, into shares of our common stock at a conversion price of $0.50 per share. If the entire principal amount of the Note were converted, we would issue to the holder an aggregate of 1,500,000 shares of our common stock. The Warrant entitles the holder to purchase up to 750,000 shares of our common stock, at any time on or before March 21, 2013, at an exercise price equal to the daily VWAP per share of our common stock for the 356-day period immediately preceding the date on which the Warrant is exercised, subject to a minimum exercise price of $0.50 per share and a maximum exercise price of $1.00 per share.

The Note and Warrant were issued in a private placement not involving any public offering and exempt from registration under the Securities Act pursuant to the exemptions provided by Section 4(2) of such Act and by Regulation D promulgated under such Act. The Note and Warrant were sold for cash at an aggregate offering price of $750,000. No brokers or placement agents were involved in the offering of such securities.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description of Exhibit
4.1	Securities Purchase Agreement, dated as of March 21, 2007, between ThermoEnergy Corporation and Martin A. Roenigk
4.2	Form of 5% Convertible Promissory Note due March 21, 2013 issued pursuant to Securities Purchase Agreement, dated as of March 21, 2007, between ThermoEnergy Corporation and Martin A. Roenigk
4.3	Form of Warrant issued pursuant to Securities Purchase Agreement, dated as of March 21, 2007, between ThermoEnergy Corporation and Martin A. Roenigk

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2007

THERMOENERGY CORPORATION
(Registrant)

By: /s/ Andrew T. Melton
Name: Andrew T. Melton
Title: Executive Vice President and Chief Financial Officer